UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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HANCOCK HOLDING COMPANY
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We’ve seen a lot of sunrises.

Each dawn brings us the privilege of helping make dreams real and life better for the people we serve. Each new day means we can make more of a difference in our communities. Every day, we honor our century-old promise to create opportunities built on our core values and 5-star service. And, even before the next day starts, we’re working to create more value for our shareholders, our clients, and our communities whose confidence in us keeps us strong.

MISSION

To help people achieve their

financial goals and dreams

PURPOSE

To create opportunities for people

and the communities we serve

CORE VALUES

Honor & Integrity

Strength & Stability

Commitment to Service

Teamwork

Personal Responsibility

Dear Shareholders:

Recently, we’ve referred to the 2015-2017 period as the “New Day,” a time when we reset our strategic direction.

During the New Day, we worked diligently to streamline management, right-size operating efficiencies across all lines of business, and revert to our history as a business that never knows completion—a company relentlessly focused on continuous improvement. The primary driver for our success with these efforts was our committed team of associates.

I’m particularly proud of and commend the nearly 4,000 team members who worked tirelessly to produce another year of solid improvement. We met nearly all of our previous corporate strategic objectives (CSOs) one year early, completed two acquisitions and announced a third, introduced new online and mobile banking capabilities, and carried on our commitment to 5-star service for our clients.

For the 114th consecutive quarter (as of December 31, 2017), the bank stands among the strongest, safest financial institutions in America, according to BauerFinancial, Inc., the nation’s leading independent bank rating and analysis firm. No bank can buy or opt out of a BauerFinancial, Inc., rating.

Financial Highlights

Results for 2017 included a fitting fourth-quarter finish to a strong year of improving performance. For the year, net income was up 44% on a reported basis, with EPS up 33%. After adjusting for nonoperating items and the fourth quarter deferred tax asset (DTA) charge, net income was up 64%, with EPS up almost $1 or 51%. Our provision for loan losses returned to a more normalized level this year, and our ROA ended the year just under 1%. Energy loans now make up a moderate 5.6% of total loans. Our TCE ratio was 7.73% at year-end 2017, and we expect to return to our 8% target in 2018. Once we reach 8%, we expect to use excess capital first for organic growth and second for merger and acquisition opportunities.

In the first half of 2017, we acquired certain assets and assumed certain liabilities of the New Orleans-based First NBC Bank. These in-market, low-risk transactions positively impacted our franchise from day one. The two acquisitions—which we refer to as FNBC I and FNBC II—enhanced our improvement phase and enabled us to achieve several of our strategic objectives earlier than committed. These two transactions also added approximately $1.4 billion in loans and $1.9 billion in deposits to our balance sheet.

With early achievement of our New Day CSOs, we ended 2017 in a very positive position and began the new year with opportunities to continue building on our New Day momentum. We were also in a position to award an all-hands bonus to our associates—the financial services family responsible for our success. The chart above illustrates our progress in achieving our PPNR goals and CSOs set at the end of 2014—the beginning of our New Day.

Our stock price movement also reflected strong performance during the same period. From December 31, 2014, through December 31, 2017, your company’s stock price increased 61%, while the KBW Bank index (large-cap banks) increased 44%, the KBW regional bank index increased 40%, and those banks with sizeable energy portfolios at the beginning of the energy cycle increased 54%. (See chart at top of page 3.)

*Non-GAAP measure. Please see Form 8-K filed January 17, 2018, for reconciliation to the GAAP measure.

The Next Day

On January 1, 2018, our New Day became the Next Day.

As the new year arrived, we announced a milestone wealth management acquisition, the planned relocation of our New Orleans regional headquarters to Louisiana’s tallest building, the proposed combination of our two iconic brands into one efficient new brand, and opportunities created by tax reform legislation likely to benefit all clients and shareholders.

We also updated our CSOs as detailed below to focus on continued improvement for our shareholders, clients, communities, and associates.

2018/2019 CORPORATE STRATEGIC OBJECTIVES (CSOs)

	Quarterly Objective	4Q17 Actual

Earnings (EPS)/quarter	$1.00 - $1.10+	$.86
Excluding non-operating items*

ROA (operating)*	1.15% - 1.25%+	1.10%

TCE	8.5%+	7.73%

ROTCE (operating)*	15%+	14.62%

Efficiency Ratio	≤ 56%	56.6%

We announced our proposed acquisition of Capital One’s trust and asset management business on December 18 and expect to close the transaction late in the second quarter of 2018, subject to regulatory approvals and customary closing conditions. This acquisition provides the opportunity for us to become one of the top-50 trust firms in the United States by revenue and establishes a premier wealth management provider across the Gulf South. We expect this exciting transaction to be immediately accretive to earnings, with solid returns, and to move us closer to our goal of enhancing noninterest income as a percentage of total revenue.

Our two brands have been around since the late 1800s. As a natural next-step in our ongoing growth and commitment to a strong future for clients, communities, and the company, we announced plans to honor the legacies and value of our brands by combining the two trade names into one new name and brand. By mid-second quarter of 2018, we intend to operate as Hancock Whitney Corporation (subject to your approval) and trade under the new Nasdaq ticker symbol HWC. Our bank will become Hancock Whitney Bank.

We believe this renaming and rebranding honor a relationship between our two banks that began 100 years ago and provide a fresh, efficient way to do business across all locations and technology platforms.

Late in the fourth quarter, Congress passed significant tax reforms. We expect to use these benefits to accelerate previously planned technology projects and upgrade and/or add financial center locations where beneficial. We’ve designed these initiatives with efficiency and revenue growth in mind and anticipate positive impacts for clients and shareholders.

*Banks with energy portfolios greater than 4% as of 12/31/2015, excluding HBHC

Community Investment

Our founders set forth our purpose of creating opportunities for people and the communities we serve. We believe investing in our communities and the people who live there are two of the best ways to build those opportunities.

In 2017 we completed another year of Financial Cents, our web-based financial education curriculum. Since our New Day began, Financial Cents has helped more than 45,600 K-12 students at nearly 400 schools learn critical money management skills for a more financially secure future. During our 2017 Financial Education Month in April, associates across our footprint volunteered to teach students how to save and manage money, giving more than 728 hours to 185 financial education activities for 57 organizations across 16 markets in just 30 days. In November our Founders Day financial education programs brought even more bankers into forums educating 630-plus students about smart money habits.

To applaud our associates’ efforts, education technology leader EVERFI presented us with our second Innovator in Financial Education Award at the Nasdaq MarketSite in New York City.

Creating homeownership opportunities together. Hancock Whitney is partnering with the Urban League of Louisiana and Neighborhood Housing Services of New Orleans to help more minorities achieve homeownership dreams in New Orleans and Baton Rouge.

Among the many new officers joining the company in 2017, Community Lending Director Tish Allen leads our highly motivated team of community development and lending professionals. She also partners closely with Community Affairs leaders and other bankers already actively engaged in enhancing quality of life and affordable housing for people in the cities and towns we serve.

Corporate Kudos

Your company continues to earn regional and national recognition for our strength, integrity, and service.

A leading global brand known for benchmarking the best in the financial industry, Greenwich Associates recognized us with a record 24 regional and national Greenwich Excellence Awards for small business and middle market banking. The awards for 2017 mark the most Greenwich Excellence Awards we’ve earned in a single year and raise the bank’s grand total of Greenwich Award designations to 139—eight Best Brand Awards since 2013 and 131 Excellence Awards since 2005.

People across the Gulf Coast corridor rated us the “best of the best” with local awards for

Business banking excellence.

Chief Operating Officer Shane Loper displays Greenwich Associates’ 2017 recognition of Hancock Whitney with record regional and national awards for small business and middle market banking, raising the bank’s grand total of Greenwich awards to 139 since 2005.

service and community stewardship. South Mississippi voted us as Favorite Bank and Favorite Mortgage Company with the 2017 Sun Herald People’s Choice Awards. Pensacola VIP Magazine tapped us as Best Bank/Financial Institution, and New Orleans City Business readers voted us as Best New Orleans Area Bank.

The Better Business Bureau of South Louisiana honored us with its revered Torch Award for Business Ethics, reiterating the steadfast honor and integrity at the heart of the company for 100-plus years.

Executive Accolades

Your company has always proudly claimed the region’s most capable and accomplished business and community leaders among its ranks.

Hancock Holding Company Director Sonya C. Little, who serves as Chief Financial Officer for the City of Tampa, was among Savoy Magazine’s Top 300 for 2017, a roster of the Most Influential Black Corporate Directors.

New Orleans City Business listed veteran banker and Chief Credit Officer Suzanne C. Thomas as one of the city’s top MoneyMakers—outstanding business leaders directly influencing a bright future for their respective industries and Greater New Orleans.

The Mississippi Business Journal named Chief Operating Officer Shane Loper as a Leader in Finance, an honor he attributes to the many fellow executives and associates whose contributions create our success.

5- Star Service

Commitment to Service is one of the five core values that guide our every decision as we work together to make banking better for people and businesses depending on us as their financial partner.

In 2017 we introduced enhanced online and mobile banking based on what our clients told us they wanted. Today, whether from their smartphones, tablets, or desktops, clients can bank with us when and where they want, with the ease and convenience of improved digital technology for today’s lifestyles. Additionally, associates at more than 200 financial centers remain indispensable to our full-service banking philosophy.

We also expanded our social media presence to keep in touch through the channels many of our clients use: Facebook, Twitter, LinkedIn, and Instagram.

Mother Nature brought a barrage of natural disasters to the region last year. Hurricane Harvey wreaked havoc along the Texas Gulf Coast and swamped Greater Houston and

Better banking on the go.

The launch of enhanced online and mobile banking capabilities based on what clients said they want makes it more convenient for clients to bank when and where they choose and complements the bank’s commitment to 5-star service.

southwest Louisiana with historic flooding. Hurricane Irma battered communities along Florida’s peninsula with high winds and water. While nowhere as intense as the 2005 tempest, Hurricane Nate made the Mississippi Coast uneasy with memories of Hurricane Katrina.

Coming together in crisis. Hancock Whitney and hundreds of its associates helped communities such as Greater Houston jumpstart recovery from hurricanes and historic flooding in 2017.

Our team’s response to 2017’s storms was extraordinary, and our board of directors and executive team are extremely proud of our associates. Throughout those crises, associates in every area—whether affected or not—rose to the expectations of service, teamwork, and responsibility at our very foundation. They reached out with open arms and hearts to help however they could. Within days of waters inundating Houston, associates were working side-by-side with clients and colleagues. Our resilient team exhibited a trademark commitment to service as market leaders managed a “last-to-close, first-to-open” philosophy to ensure we were available to assist clients in preparing for and recovering from the storms.

Additionally, as the Greater Baton Rouge community rebounded from the record floods of 2016, associates working at financial centers in flooded areas transitioned from temporary locations to fully restored and improved facilities designed to meet clients’ financial services needs.

Today and Every Day

As we move from New Day to Next Day, your company’s board, management team, associates, and I pledge the same commitment our founders made before the turn of the 20th century: to keep the company strong.

By meeting that obligation, we can pursue our mission to help people achieve their financial goals and dreams. We can carry on our purpose to create opportunities for people and the communities we serve. We can uphold the Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility inherent in everything we do. We can also fulfill our promise to the associates who choose financial services careers with us: You can grow. You have a voice. You are important.

We thank you for your investment in Hancock Holding Company and look forward to earning your continued trust as we succeed together.

With sincere gratitude,

John M. Hairston

President & CEO

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